Exhibit 99(a)

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
COMMENTS ON OUTLOOK FOR THE FOURTH QUARTER OF 2005

St. Louis, Missouri, December 8, 2005 - Furniture Brands International (NYSE: FBN), commented on recent business trends and operations in the fourth quarter of 2005.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Business conditions remain relatively strong at the high-end of our business. In recent weeks we have seen business improve at Lane as well, while Broyhill continues to struggle through a period of reorganization. We believe a rebound in consumer confidence, a decrease in energy costs and a stabilization of the polyurethane foam issue have mitigated some uncertainties that existed when we first gave guidance for the current quarter.”

Mr. Holliman concluded, “For these reasons we now expect our fourth quarter net sales to be flat to down slightly and our fourth quarter earnings per diluted common share to be in the $0.21 to $0.25 range, which includes the effect of $0.08 of previously disclosed restructuring, asset impairment and severance charges. We will report the actual results for the fourth quarter and full year 2005 on January 25, 2006.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the fourth quarter of 2005 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.